Morgan Stanley Institutional Fund, Inc. - Emerging Markets Debt Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Petroleos Mexicanos
7.65% due 11/24/2021
Purchase/Trade Date:	12/01/2011
Size of Offering/shares: 10,000,000,000
Offering Price of Shares: 100.00 MXN
Amount of Shares Purchased by Fund:  23,000,000
Percentage of Offering Purchased by Fund: 0.230
Percentage of Fund's Total Assets:  0.15
Brokers: HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero Santander, Morgan Stanley Mexico
Purchased from:  Banco Santander